EXHIBIT 99.1

Anne Myong Joins Align Technology Board of Directors

SAN JOSE, Calif., Aug. 01, 2019 (GLOBE NEWSWIRE) -- Align Technology, Inc. (NASDAQ: ALGN) announced today that it has appointed Anne Myong to its board of directors. Ms. Myong was previously Senior Vice President and Chief Financial Officer at Walmart Global eCommerce, where she accelerated the growth and digital transformation of Walmart’s retail and e-commerce operations in the United States, China and Brazil. Earlier, she was Senior Vice President, Chief Financial and Administrative Officer, Walmart China Retail. In that role, she was the senior operations and finance executive leading a retail operation of over 400 stores and 100,000 associates across China.

“Anne brings a tremendous amount of global leadership experience in operations, finance and digital transformation,” said Joe Hogan, president and CEO of Align Technology. “Her expertise in international markets will bring valuable insights to our board of directors as we continue to scale and expand Align’s global operations in order to deliver smile-changing technology and innovations to doctors and their patients worldwide.”

Prior to her roles at Walmart, Ms. Myong was Vice President and CFO of Agilent Technologies China, where she was the senior finance executive of Agilent’s fastest growing and second largest market.

She holds an M.B.A. degree from Harvard Business School and a B.B.A. degree in Computer Information Systems from James Madison University.

Ms. Myong will stand for election at the Company’s upcoming annual meeting of shareholders, to be held May 20, 2020.

About Align Technology, Inc.

Align Technology designs and manufactures the Invisalign® system, the most advanced clear aligner system in the world, and iTero® intraoral scanners and services. Align’s products help dental professionals achieve the clinical results they expect and deliver effective, cutting-edge dental options to their patients. Visit www.aligntech.com for more information.

For additional information about the Invisalign system or to find an Invisalign doctor in your area, please visit www.invisalign.com. For additional information about iTero digital scanning system, please visit www.itero.com.

Align Technology
Dina Basin
(408) 470-1451
dbasin@aligntech.com

Ethos Communication:
Shannon Mangum Henderson
(678) 261-7803
align@ethoscommunication.com

A photo accompanying this announcement is available at https://www.globenewswire.com/NewsRoom/AttachmentNg/a157d56c-bef5-4611-bd57-b6736cf87a30